CarMax, Inc.

CARMAX REPORTS FIRST QUARTER FISCAL 2021 RESULTS

Richmond, Va., June 19, 2020 – CarMax, Inc. (NYSE:KMX), the nation’s largest retailer of used cars, today reported results for the first quarter ended May 31, 2020.

Highlights:

•
First quarter performance significantly impacted by the Coronavirus pandemic. More than 80% of the days in the quarter were negatively impacted by a mix of store closures and limited operations(1). In addition, open stores were also impacted by occupancy restrictions. For the quarter, comparable store used unit sales declined 42%.

•
Sales have progressively improved since hitting a trough in early April; comparable store used unit sales for the two weeks ended June 14 were within 10% of last year’s sales, with many stores generating positive comparable stores sales.

•	Strong margin management execution during a period of unprecedented depreciation; used and wholesale gross profit per unit for the first quarter were $1,937 and $978, respectively.

•	Grew our liquidity position during the quarter by selling through inventory and quickly aligning costs to lower sales volumes.

•	Omni-channel rollout almost complete; in addition, customers can now buy a car via curbside pickup at 200 stores nationwide.

CEO Commentary:

“We accomplished a lot this quarter, despite the challenges the pandemic posed,” said Bill Nash, president and chief executive officer. “We continued our omni-channel rollout and launched new initiatives, such as contactless curbside pickup, a temporary extension of our 90-day warranty and CAF payment assistance to meet the near-term needs of our customers; we introduced social distancing and enhanced sanitation procedures; and we shifted our entire wholesale business from in-person to online auctions. In addition, we continued to keep our appraisal lanes open where possible for customers who wanted or needed to sell their cars.”

Nash mentioned that throughout the first quarter, CarMax spent approximately $30 million supporting associates impacted by the Coronavirus, store closures and furloughs. This included providing associates with at least 14 days of pay continuity upon store closure or quarantine, along with continuing medical benefits for associates who were furloughed. “Our associates are crucial to our culture and our long history of success. While the furlough was a difficult decision, we’re pleased to have called back more than 85% of these associates,” added Nash.

(1)	Limited operations means the stores could sell cars but were limited to appointment-only, curbside pickup, home delivery or some combination of all three.

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CarMax, Inc.

Looking to the future, Nash noted that he is encouraged by recent trends experienced in late May and June. Used unit sales have continued to gain strength, web traffic is up year-over-year and reaching new highs, and leads to our Customer Experience Centers have returned to pre-Coronavirus levels.

“We have built a strong business model,” said Nash. “We believe the rapidly changing consumer behavior is favoring companies with omni-channel offerings. Our omni-channel experience is fundamentally different than any other competitor -- our personalized, multi-channel offering incorporates a world-class online experience, a world-class in-store experience and a seamless combination of the two. We are very positive about the future, as we continue to leverage all of our capabilities while advancing with new innovations.”

First Quarter Business Performance Review:

Summary Results. Net sales and operating revenues declined 39.8% to $3.23 billion. Net earnings declined 98.1% to $5.0 million and net earnings per diluted share declined 98.1% to $0.03. The current quarter’s results included $122.0 million in the CarMax Auto Finance (CAF) provision for loan losses, which included an increase of $84.0 million, or $0.38 per diluted share, in our estimate of lifetime losses on existing loans resulting from the Coronavirus-related turmoil and worsening economic factors. Net earnings per diluted share for the current quarter also included a one-time benefit of $0.18 in connection with our receipt of settlement proceeds in a previously disclosed class action lawsuit.

Liquidity. As of May 31, 2020, we had $658.0 million in cash and cash equivalents on hand and $1.08 billion of unused capacity on our revolving credit facility, compared with $58.2 million and $997.3 million, respectively, as of February 29, 2020. Total long-term debt, excluding non-recourse notes payable, declined to $1.71 billion as of May 31, 2020, compared with $1.79 billion as of February 29, 2020.

Sales. Total used vehicle unit sales declined 39.8%, including a 41.8% decrease in comparable store used unit sales compared with the prior year’s first quarter. The comparable store sales performance reflected the combined effects of Coronavirus-related store closures and restrictions on operations, as well as reduced customer traffic resulting from the economic impact of the pandemic and nationwide shelter-in-place orders.

Total wholesale vehicle unit sales declined 47.6% compared with the first quarter of fiscal 2020. While we continued to make offers to all appraisal customers, the decline in wholesale volume reflected both lower appraisal traffic and a reduction in our appraisal buy rate. The buy rate typically declines during periods of weaker wholesale industry pricing as we adjust our appraisal offers in response to the wholesale pricing environment. Prior to the current quarter, almost all of our auctions were conducted as in-person, physical auctions. During the quarter, we successfully transitioned our wholesale auctions to an online platform, which allowed us to continue selling our wholesale units despite restrictions on our in-person operations.

Other sales and revenues declined 38.9% compared with the first quarter of fiscal 2020, reflecting decreases in extended protection plan (EPP) net revenues, and new car and service department sales. EPP revenues declined $37.9 million, largely reflecting the reduction in our used unit sales. The current quarter’s EPP revenue included a year-over-year benefit of $6.7 million related to the receipt of profit-sharing revenue and a favorable change in cancellation reserves. The new car and service department sales declines reflected both store closures and reduced customer traffic.

Gross Profit. Total gross profit declined 52.3% versus last year’s first quarter to $354.2 million. Used vehicle gross profit decreased 47.4%, reflecting the reduction in total used unit sales and a decline of $278 per unit in used vehicle gross profit to $1,937. Our used gross profit per unit was pressured by pricing adjustments made to better align inventory levels with sales.

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CarMax, Inc.

Wholesale vehicle gross profit declined 50.8% versus the prior year’s quarter, driven by both the reduction in wholesale unit sales and a decrease of $65 per unit in wholesale vehicle gross profit to $978. Wholesale gross profit per unit was under significant pressure early in the current year’s first quarter, reflecting sharp declines in industry wholesale valuations. However, wholesale gross profit per unit had fully recovered by the end of the quarter.

Other gross profit declined 74.3%, including a $55.1 million decline in service department profits, together with the $37.9 million decrease in EPP revenues. The current quarter’s service results reflected the overhead deleverage resulting from our decline in used car sales, as well as pay continuity for our technicians and other service personnel during periods of reduced vehicle reconditioning activity, as we reduced our inventory. Service results also continued to be adversely affected by the increase in our post-sale warranty period from 30 to 90 days implemented in May 2019.

SG&A. Compared with the first quarter of fiscal 2020, SG&A expenses declined 23.7% to $373.7 million. The current quarter SG&A included a one-time benefit of $40.3 million, representing our receipt of settlement proceeds in a class action lawsuit related to the economic loss associated with vehicles containing Takata airbags. Excluding this item, SG&A expenses declined 15.4%. This reduction was due to a combination of factors, including the decline in variable expenses associated with the reduction in sales volumes, a $17.2 million reduction in stock-based compensation expense, the furlough of associates, a reduction in advertising costs, and the alignment of other costs to the state of the business. Partially offsetting these reductions was the effect of the 8% increase in our store base since the beginning of last year’s first quarter (representing the addition of 17 stores). SG&A per used unit was $2,768 in the current quarter, up $585 year-over-year, reflecting the deleverage resulting from the decline in unit sales.

CarMax Auto Finance.(2) Compared with last year’s first quarter, CAF income declined 56.1% to $51.0 million, reflecting a substantial increase in the provision for loan losses, to $122.0 million from $38.2 million in the prior year quarter. We adopted the new Current Expected Credit Loss accounting standard (CECL) as of March 1, 2020. In connection with the adoption, we recorded a $202.0 million increase in the allowance for loan losses on the first quarter opening consolidated balance sheet, with a corresponding adjustment of $153.3 million, net of tax, to retained earnings. The $122.0 million provision for loan losses in the current year’s quarter included an increase of $84.0 million in our estimate of lifetime losses on existing loans, which was a nearly 25% increase in our loss expectations, largely resulting from Coronavirus-related turmoil and worsening economic factors. The remaining $38.0 million largely reflected our estimate of lifetime losses on current quarter originations. As of May 31, 2020, the allowance for loan losses of $437.2 million was 3.32% of ending managed receivables.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, improved to 5.9% of average managed receivables from 5.6% in the prior year’s first quarter, due to lower funding costs. After the effect of 3-day payoffs, CAF financed 36.1% of units sold in the current quarter, down from 41.4% in the prior year’s first quarter. This decrease reflected the combined effects of a shift in customer credit mix, adjustments to CAF’s credit policies made in response to the Coronavirus crisis and testing of loan routing to our third-party partners.

Share Repurchase Activity. Prior to pausing our share repurchase program, we repurchased 515,500 shares of common stock for $40.7 million during the first quarter of fiscal 2021. As of May 31, 2020, we had $1.51 billion remaining available for repurchase under the outstanding authorization.

(2)	Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.

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CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended May 31
(In millions)	2020	2019	Change
Used vehicle sales	$2,786.2	$4,540.7	(38.6)%
Wholesale vehicle sales	342.9	662.4	(48.2)%
Other sales and revenues:
Extended protection plan revenues	73.4	111.3	(34.1)%
Third-party finance fees, net	(10.7)	(15.5)	30.7%
Other	37.0	67.4	(45.0)%
Total other sales and revenues	99.7	163.2	(38.9)%
Total net sales and operating revenues	$3,228.8	$5,366.3	(39.8)%

Unit Sales

	Three Months Ended May 31
	2020	2019	Change
Used vehicles	135,028	224,268	(39.8)%
Wholesale vehicles	63,295	120,768	(47.6)%

Average Selling Prices

	Three Months Ended May 31
	2020	2019	Change
Used vehicles	$20,346	$20,050	1.5%
Wholesale vehicles	$5,110	$5,213	(2.0)%

Vehicle Sales Changes

	Three Months Ended May 31
	2020	2019
Used vehicle units	(39.8)%	13.0%
Used vehicle revenues	(38.6)%	12.9%

Wholesale vehicle units	(47.6)%	6.6%
Wholesale vehicle revenues	(48.2)%	7.3%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended May 31
	2020	2019
Used vehicle units	(41.8)%	9.5%
Used vehicle revenues	(40.8)%	9.4%

(1)
Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended May 31
	2020	2019
CAF (2)	38.2%	46.2%
Tier 2 (3)	28.5%	20.3%
Tier 3 (4)	14.5%	11.5%
Other (5)	18.8%	22.0%
Total	100.0%	100.0%

(1)	Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.

(2)	Includes CAF's Tier 3 loan originations, which represent less than 1% of total used units sold.

(3)	Third-party finance providers who generally pay us a fee or to whom no fee is paid.

(4)	Third-party finance providers to whom we pay a fee.

(5)	Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended May 31
(In millions)	2020	% (1)	2019	% (1)
Net sales and operating revenues	$3,228.8	100.0	$5,366.3	100.0
Gross profit	$354.2	11.0	$742.4	13.8
CarMax Auto Finance income	$51.0	1.6	$116.0	2.2
Selling, general, and administrative expenses	$373.7	11.6	$489.7	9.1
Interest expense	$24.0	0.7	$17.8	0.3
Earnings before income taxes	$4.2	0.1	$351.3	6.5
Net earnings	$5.0	0.2	$266.7	5.0

(1)	Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit

	Three Months Ended May 31
(In millions)	2020	2019	Change
Used vehicle gross profit	$261.5	$496.8	(47.4)%
Wholesale vehicle gross profit	61.9	126.0	(50.8)%
Other gross profit	30.8	119.6	(74.3)%
Total	$354.2	$742.4	(52.3)%

Gross Profit per Unit

	Three Months Ended May 31
	2020		2019
	$ per unit(1)	%(2)	$ per unit(1)	%(2)
Used vehicle gross profit	$1,937	9.4	$2,215	10.9
Wholesale vehicle gross profit	$978	18.1	$1,043	19.0
Other gross profit	$228	30.8	$533	73.3
Total gross profit	$2,623	11.0	$3,310	13.8

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total used units sold.

(2)	Calculated as a percentage of its respective sales or revenue.

SG&A Expenses

	Three Months Ended May 31
(In millions)	2020	2019	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$191.2	$230.0	(16.8)%
Share-based compensation expense	23.7	40.9	(42.2)%
Total compensation and benefits (1)	$214.9	$270.9	(20.7)%
Store occupancy costs	94.6	96.6	(2.1)%
Advertising expense	34.5	41.9	(17.6)%
Other overhead costs (2)	29.7	80.3	(63.0)%
Total SG&A expenses	$373.7	$489.7	(23.7)%
SG&A per used unit	$2,768	$2,183	$585

(1)	Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.

(2)	Includes IT expenses, preopening and relocation costs, insurance, non-CAF bad debt, travel, charitable contributions and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended May 31
(In millions)	2020	% (1)	2019	% (1)
Interest margin:
Interest and fee income	$282.5	8.4	$266.2	8.4
Interest expense	(84.6)	(2.5)	(87.4)	(2.8)
Total interest margin	197.9	5.9	178.8	5.6
Provision for loan losses	(122.0)	(3.6)	(38.2)	(1.2)
Total interest margin after provision for loan losses	75.9	2.3	140.6	4.4

Total other expense	(1.9)	(0.1)	—	—

Total direct expenses	(23.0)	(0.7)	(24.6)	(0.8)
CarMax Auto Finance income	$51.0	1.5	$116.0	3.7

Total average managed receivables	$13,408.5		$12,707.3
Net loans originated	$992.3		$1,826.3
Net penetration rate	36.1%		41.4%
Weighted average contract rate	8.4%		8.9%

Ending allowance for loan losses	$437.2		$147.0

Warehouse facility information:
Ending funded receivables	$1,949.7		$2,178.0
Ending unused capacity	$1,550.3		$1,322.0

(1)	Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended May 31
(In millions except per share data)	2020	2019	Change
Net earnings	$5.0	$266.7	(98.1)%
Diluted weighted average shares outstanding	163.5	167.6	(2.4)%
Net earnings per diluted share	$0.03	$1.59	(98.1)%

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CarMax, Inc.

Components of Debt (Excluding Non-Recourse Notes)

(In thousands)		As of May 31	As of February 29
Debt Description	Maturity Date	2020	2020
Revolving credit facility	June 2024	$370,086	$452,740
Term loan	June 2024	300,000	300,000
3.86% Senior notes	April 2023	100,000	100,000
4.17% Senior notes	April 2026	200,000	200,000
4.27% Senior notes	April 2028	200,000	200,000
Financing obligations	Various dates through February 2059	535,078	536,739
Total debt, excluding non-recourse notes (1) (2)		$1,705,164	$1,789,479

(1)	Debt balances exclude unamortized debt issuance costs.

(2)	As of May 31, 2020, $13.17 billion of non-recourse notes payable were outstanding related to non-recourse funding vehicles.

Warehouse Facilities Supporting the Auto Loan Securitization Program

As of May 31, 2020
(in billions)	Capacity
Warehouse facilities: (1)
August 2020 expiration	$1.40
September 2020 expiration	0.15
February 2021 expiration	1.95
Combined warehouse facility limit	$3.50
Unused capacity	$1.55

(1)	Warehouse facility agreements have one-year terms and are generally renewed annually.

Store Openings

During the first quarter of fiscal 2021, we opened four stores -- all in existing markets (Tampa, Philadelphia, New Orleans, and Los Angeles). The Tampa and Philadelphia stores were completed prior to our making the decision to pause our store expansion strategy, and the New Orleans and Los Angeles stores were substantially complete at that time and we chose to open them in May.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, June 19, 2020. Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457). The conference I.D. for both domestic and international callers is 3479824. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A webcast replay of the call will be available at investors.carmax.com through September 23, 2020. A telephone replay also will be available for approximately one week and may be accessed by dialing 1-855-859-2056 (international callers dial 1-404-537-3406). The conference I.D. for both domestic and international callers is 3479824.

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CarMax, Inc.

Second Quarter Fiscal 2021 Earnings Release Date

We currently plan to release results for the second quarter ending August 31, 2020, on Thursday, September 24, 2020, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in September 2020.

About CarMax

CarMax, the nation’s largest retailer of used cars, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. CarMax continues to innovate and is currently rolling out an omni-channel experience, providing customers the option to complete transactions entirely from home, in store, or in a seamless combination of both. CarMax has more than 200 stores nationwide, and during the latest fiscal year sold more than 830,000 used cars and 460,000 wholesale vehicles at its in-store auctions. CarMax is proud to have been recognized for 16 consecutive years as one of the Fortune 100 Best Companies to Work For®. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, margins, expenses, liquidity, capital expenditures, debt obligations, tax rates or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:

•
The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.

•	Changes in general or regional U.S. economic conditions.

•	Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.

•	Changes in the competitive landscape and/or our failure to successfully adjust to such changes.

•	Events that damage our reputation or harm the perception of the quality of our brand.

•	Our inability to realize the benefits associated with our omni-channel initiatives.

•	Our inability to recruit, develop and retain associates and maintain positive associate relations.

•	The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.

•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.

•	Significant changes in prices of new and used vehicles.

•	Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.

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CarMax, Inc.

•	A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.

•	Changes in consumer credit availability provided by our third-party finance providers.

•	Changes in the availability of extended protection plan products from third-party providers.

•	Factors related to the regulatory and legislative environment in which we operate.

•	Factors related to geographic and sales growth, including the inability to effectively manage our growth.

•	The failure of or inability to sufficiently enhance key information systems.

•	The performance of the third-party vendors we rely on for key components of our business.

•	The effect of various litigation matters.

•	Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.

•	The failure or inability to realize the benefits associated with our strategic investments.

•
The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.

•	The volatility in the market price for our common stock.

•	The failure or inability to adequately protect our intellectual property.

•	The occurrence of severe weather events.

•	Factors related to the geographic concentration of our stores.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2020, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Investors:
Stacy Frole, Vice President, Investor Relations
investor_relations@carmax.com, (804) 747-0422 x7865

Media:
pr@carmax.com, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended May 31
(In thousands except per share data)	2020	% (1)	2019	% (1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$2,786,202	86.3	$4,540,657	84.6
Wholesale vehicle sales	342,852	10.6	662,449	12.3
Other sales and revenues	99,728	3.1	163,212	3.0
NET SALES AND OPERATING REVENUES	3,228,782	100.0	5,366,318	100.0
COST OF SALES:
Used vehicle cost of sales	2,524,676	78.2	4,043,824	75.4
Wholesale vehicle cost of sales	280,922	8.7	536,490	10.0
Other cost of sales	69,001	2.1	43,621	0.8
TOTAL COST OF SALES	2,874,599	89.0	4,623,935	86.2
GROSS PROFIT	354,183	11.0	742,383	13.8
CARMAX AUTO FINANCE INCOME	50,950	1.6	115,959	2.2
Selling, general and administrative expenses	373,716	11.6	489,660	9.1
Interest expense	23,958	0.7	17,784	0.3
Other expense (income)	3,295	0.1	(359)	—
Earnings before income taxes	4,164	0.1	351,257	6.5
Income tax provision	(814)	—	84,513	1.6
NET EARNINGS	$4,978	0.2	$266,744	5.0
WEIGHTED AVERAGE COMMON SHARES:
Basic	162,673		166,324
Diluted	163,537		167,643
NET EARNINGS PER SHARE:
Basic	$0.03		$1.60
Diluted	$0.03		$1.59

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	May 31	February 29	May 31
(In thousands except share data)	2020	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$658,022	$58,211	$42,197
Restricted cash from collections on auto loans receivable	480,565	481,043	479,436
Accounts receivable, net	145,018	191,090	133,879
Inventory	1,899,430	2,846,416	2,551,143
Other current assets	100,696	86,927	77,090
TOTAL CURRENT ASSETS	3,283,731	3,663,687	3,283,745
Auto loans receivable, net	12,794,622	13,551,711	12,777,257
Property and equipment, net	3,064,738	3,069,102	2,926,592
Deferred income taxes	119,066	89,842	56,708
Operating lease assets	443,678	449,094	466,380
Other assets	266,697	258,746	203,794
TOTAL ASSETS	$19,972,532	$21,082,182	$19,714,476

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$390,160	$737,144	$656,902
Accrued expenses and other current liabilities	290,080	331,738	288,136
Accrued income taxes	—	1,389	78,200
Current portion of operating lease liabilities	30,881	30,980	29,822
Short-term debt	86	40	671
Current portion of long-term debt	9,744	9,251	14,362
Current portion of non-recourse notes payable	430,055	424,165	417,309
TOTAL CURRENT LIABILITIES	1,151,006	1,534,707	1,485,402
Long-term debt, excluding current portion	1,693,888	1,778,672	1,573,866
Non-recourse notes payable, excluding current portion	12,722,292	13,165,384	12,453,848
Operating lease liabilities, excluding current portion	435,325	440,671	458,788
Other liabilities	391,711	393,873	289,817
TOTAL LIABILITIES	16,394,222	17,313,307	16,261,721

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 162,755,339 and 163,081,376 shares issued and outstanding as of May 31, 2020 and February 29, 2020, respectively	81,378	81,541	82,697
Capital in excess of par value	1,358,428	1,348,988	1,261,742
Accumulated other comprehensive loss	(165,405)	(150,071)	(81,206)
Retained earnings	2,303,909	2,488,417	2,189,522
TOTAL SHAREHOLDERS’ EQUITY	3,578,310	3,768,875	3,452,755
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$19,972,532	$21,082,182	$19,714,476

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended May 31
(In thousands)	2020	2019
OPERATING ACTIVITIES:
Net earnings	$4,978	$266,744
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	58,340	51,506
Share-based compensation expense	25,057	45,025
Provision for loan losses	122,018	38,152
Provision for cancellation reserves	13,552	25,465
Deferred income tax provision	25,041	9,392
Other	5,386	1,736
Net decrease (increase) in:
Accounts receivable, net	46,072	5,971
Inventory	946,986	(31,688)
Other current assets	(13,769)	(10,387)
Auto loans receivable, net	433,044	(386,922)
Other assets	(3,247)	(6,349)
Net (decrease) increase in:
Accounts Payable, accrued expenses and other
current liabilities and accrued income taxes	(382,102)	81,886
Other liabilities	(31,797)	(47,330)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,249,559	43,201
INVESTING ACTIVITIES:
Capital expenditures	(62,871)	(78,970)
Proceeds from disposal of property and equipment	—	2
Purchases of investments	(2,369)	(7,224)
Sales of investments	168	81
NET CASH USED IN INVESTING ACTIVITIES	(65,072)	(86,111)
FINANCING ACTIVITIES:
Increase (decrease) in short-term debt, net	46	(458)
Proceeds from issuances of long-term debt	977,500	1,715,200
Payments on long-term debt	(1,062,578)	(1,809,179)
Cash paid for debt issuance costs	(2,610)	(3,416)
Payments on finance lease obligations	(1,370)	(745)
Issuances of non-recourse notes payable	1,982,000	2,851,000
Payments on non-recourse notes payable	(2,420,291)	(2,492,809)
Repurchase and retirement of common stock	(54,140)	(211,961)
Equity issuances	1,706	33,251
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(579,737)	80,883
Increase in cash, cash equivalents, and restricted cash	604,750	37,973
Cash, cash equivalents, and restricted cash at beginning of year	656,390	595,377
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$1,261,140	$633,350

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